UNITED STATES OF AMERICA
THE COUNTY COMMISSION OF PLEASANTS COUNTY, WEST VIRGINIA
Pollution Control Revenue Refunding Bond
(Monongahela Power Company Project)
1998 Series C

No. CR-1
$10,145,000
Maturity Date: March 1, 2003
Interest Rate: 4.50%

Registered Holder: Cede & Co.
Ten Million One Hundred and Forty-Five Thousand Dollars
CUSIP Number 728896 BW 0

          THE COUNTY COMMISSION OF PLEASANTS COUNTY, WEST VIRGINIA (the Commission or the County), acting for and on behalf of Pleasants County, a political subdivision of the State of West Virginia, for value received, hereby promises to pay (but only out of the sources hereinafter mentioned) to the registered holder shown hereon, or registered assigns, on the maturity date shown hereon, unless this Bond shall have been called for redemption in whole or in part and payment of the redemption price shall have been duly made or provided for, upon surrender hereof, the principal sum shown hereon, and to pay (but only out of the sources hereinafter mentioned) interest thereon, at the rate per annum shown hereon, from the date hereof until the County's obligation with respect to the payment of said principal sum shall be discharged as provided in the Indenture hereinafter mentioned, and to pay interest, to the extent legally enforceable, on overdue interest at the same rate per annum. Interest shall be due and payable semi-annually on March 1 and September 1 of each year commencing on September 1, 1998 to the registered holder hereof at the close of business on February 15 or August 15 (whether or not a day on which the Trustee shall be open for business) next preceding such interest payment date. Principal shall be paid at the designated corporate trust office of Chase Manhattan Trust Company, National Association, or at the duly designated office of any duly appointed alternate or successor paying agent, in any coin or currency of the United States of America which at the time of payment is legal tender for the payment of public and private debts. Interest shall be paid by check drawn upon any such paying agent and mailed to the registered holder hereof entitled thereto at his address as it appears on the Bond registry books of the County.

                  This Bond is one of a duly authorized series (the Series C Bonds), limited in aggregate principal amount to $10,145,000 and issued under a Trust Indenture dated as of December 15, 1975, between the County and Mellon Bank, N.A. (Mellon), as trustee, as supplemented by a First Supplemental Indenture dated as of April 1, 1988, between the County and Mellon, as trustee, (the Original Indenture), and by a Second Supplemental Indenture dated as of March 1, 1998 (the Second Supplemental Indenture) between the County and Chase Manhattan Trust Company, National Association, successor trustee to Mellon, as trustee (the Trustee) (the Original Indenture as so supplemented being termed herein the Indenture). The Series C Bonds are authorized and issued under the provisions of the Industrial Development and Commercial Development Bond Act, Chapter 13, Article 2C of the Code of West Virginia, 1931, as amended, for the purpose of pollution control facilities (the Project) at the Willow Island Power Station of Monongahela Power Company, an Ohio corporation (the Company). The Series C Bonds are payable solely from installment payments and other amounts derived by the County from its sale of the Project to the Company pursuant to a Purchase Agreement dated as of December 15, 1975, as amended (the Agreement) between the Commission and the Company, and from any other moneys held by the Trustee under the Indenture for such purpose, and there shall be no other recourse against the County or against any property now or hereafter owned by it. The Series C Bonds are issued under and are equally and ratably secured by the Indenture and all amendments and supplements thereto. Except as otherwise specified in the Indenture, this Bond is entitled to the benefits of the Indenture equally and ratably as to principal, redemption price and interest with all other Bonds issued and outstanding and to be issued under the Indenture, to which reference is hereby made for a description of the property pledged and assigned and the provisions, among others, with respect to the nature and extent of the security, the rights, duties and obligations of the County and the Trustee, the rights of the holders of the Series C Bonds, the terms upon which the Series C Bonds are issued and secured, and the terms and conditions upon which additional Bonds may be issued thereunder. Such additional Bonds may be issued by the County as provided in the Indenture.

                 This Bond and the series of which it is a part and the interest hereon and thereon are limited obligations of the County payable solely from the revenues and receipts derived from the sale, lease or other disposition of the Project, which revenues and receipts have been pledged and assigned to the Trustee to secure payment hereof and thereof. The Series C Bonds and the interest thereon shall never constitute an indebtedness of Pleasants County or the State of West Virginia within the meaning of the Constitution of West Virginia or of any constitutional provision or statutory limitation and shall never constitute or give rise to a pecuniary liability of Pleasants County or the State of West Virginia. Neither shall this Bond nor the interest hereon be a charge against the general credit or taxing powers of Pleasants County or the State of West Virginia.

                 The Series C Bonds are subject to redemption in whole or in part by lot prior to maturity at the option of the County, upon the direction of the Company, at the principal amount thereof plus interest accrued to the redemption date, in connection with the exercise by the Company of its option under Section 10.2 of the Agreement to accelerate payment of the Purchase Price (as defined in the Indenture) of the Project, if by reason of damage, destruction or condemnation, or if by reason of action of governmental or public authority or the imposition of unreasonable burdens or excessive liabilities materially adversely affecting Unit Nos. 1 and 2 at the Willow Island Power Station, the Company shall cease to own and operate such Units. Any such redemption of the Series C Bonds shall be made within one year from the time the Company shall cease to own and operate such Units.

                 The Series C Bonds are subject to mandatory redemption, at any time, at the principal amount thereof plus interest accrued to the redemption date, without premium, in the event that it is determined by the Internal Revenue Service or a court of competent jurisdiction, as a result of a proceeding in which the Company participates to the degree it deems sufficient, and which determination the Company, in its discretion, does not contest by an appropriate proceeding, directly or through a Bondholder, that, as a result of a failure by the Company to observe any covenant, agreement or representation in the Agreement, the interest payable on the Series C Bonds is includable for Federal income tax purposes in the gross income of any holder of a Series C Bond, other than a holder who is a "substantial user" of the Projects (as defined in the Indenture) or a "related person," as provided in Section 147(a) of the Internal Revenue Code of 1986, as amended, and the applicable regulations thereunder. Any such redemption shall be on any date within 180 days from the time of such determination and shall be of the entire principal amount of the Series C Bonds then outstanding. If such redemption shall occur in accordance with the terms hereof, then such failure by the Company to observe any such covenant, agreement or representation as aforesaid shall not in and of itself constitute an Event of Default under the Indenture or the Agreement.

Any redemption under the preceding paragraphs shall be made as provided in the Second Supplemental Indenture upon not more than 60 nor less than 30 days' notice mailed to the registered holder hereof.

                 If an Event of Default as defined in the Indenture occurs, the principal of all Bonds issued under the Indenture may be declared due and payable, and any such declaration may be annulled, upon the conditions and in the manner and with the effect provided in the Indenture.

                 No recourse shall be had for the payment of the principal or redemption price of, or premium or interest on, this Bond, or for any claim based hereon or on the Indenture or the Agreement, against any member, officer or employee, past, present or future, of Pleasants County or of the Commission or of any successor body as such, either directly or through Pleasants County or the Commission or of any such successor body, under any constitutional provision, statute or rule of law, or by the enforcement of any assessment or penalty or by any legal or equitable proceeding or otherwise. No officer or member of the Commission shall be personally liable on the Indenture or this Bond, nor shall the issuance of this Bond be considered as misfeasance in office.

                 This Bond is transferable by the registered holder hereof or his duly authorized attorney at the designated corporate trust office of the Trustee, upon surrender of this Bond, accompanied by a duly executed instrument of transfer, in form and with guarantee of signature satisfactory to the Trustee, subject to such reasonable regulations as the County or the Trustee may prescribe, and upon payment of any taxes or other governmental charges incident to such transfer. Upon any such transfer, a new registered Series C Bond or Bonds in the same aggregate principal amount will be issued to the transferee. The person in whose name this Bond is registered shall be deemed to be the absolute owner hereof for all purposes, whether or not this Bond shall be overdue, and the County and the Trustee shall not be affected by any notice to the contrary.

                 The Series C Bonds are issuable in fully registered form without coupons in denominations of $5,000 and integral multiples thereof. Series C Bonds, upon surrender thereof at the designated corporate trust office of the Trustee with, if required by the Trustee, a written instrument of transfer, in form and with guarantee of signature satisfactory to the Trustee, duly executed by the registered holder or his duly authorized attorney, may, at the option of the registered holder thereof, be exchanged for an equal aggregate principal amount of new Series C Bonds of any other authorized denomination, upon payment of any tax, fee or other governmental charge required to be paid with respect to such exchange, and in the manner and subject to the conditions provided in the Indenture.

                 Neither the County nor the Trustee shall be required to transfer or exchange any Series C Bonds for a period of ten business days next preceding any selection by lot of Series C Bonds to be redeemed, or to transfer or exchange any Series C Bond selected, called or being called in whole or in part for redemption.

This Bond is not valid unless the Trustee's Certificate endorsed hereon is duly executed.

                 IN WITNESS WHEREOF, THE COUNTY COMMISSION OF PLEASANTS COUNTY, WEST VIRGINIA has caused this Bond to be executed in its name by the manual or facsimile signature of its President and its corporate seal or a copy thereof to be printed hereon and attested by the manual or facsimile signature of its Clerk.

[Commission Seal] THE COUNTY COMMISSION OF PLEASANTS COUNTY, WEST VIRGINIA Attest: /S/ SHIRLEY ROBY /S/ JAMES W. MCFARLAND Clerk President

Trustee's Certificate of Authentication

                 This Bond is one of the Bonds, of the Series designated herein, described in the within-mentioned Indenture. Attached hereto is the opinion of Bond Counsel, Schnader Harrison Segal & Lewis LLP, Pittsburgh, Pennsylvania, a signed counterpart of which, delivered and dated the date of original delivery of and payment for said Bonds, is on file with the undersigned.

                                                                 CHASE MANHATTAN TRUST COMPANY,
                                                                 NATIONAL ASSOCIATION, Trustee

                                                                  /S/ E. D. RENN
                                                                                    Authorized Signature

Dated: March 31, 1998

ASSIGNMENT

                 FOR VALUE RECEIVED the undersigned sells, assigns and transfers unto

Please Insert Social Security or
Other Identifying Number of Assignee

___________________________

___________________________

_____________________________________________________________________

_____________________________________________________________________

the within bond issued by
THE COUNTY COMMISSION OF PLEASANTS COUNTY, WEST VIRGINIA
and hereby irrevocably constitutes and appoints

__________________________________ Attorney to transfer said bond on the books of the County with full power of substitution in the premises.

Dated: _________________              _____________________________________
                                                                (Sign here exactly as name(s) is (are) shown
                                                                on the face of this bond without any change
                                                                or alteration whatever.)

                                                                 SIGNATURE GUARANTEED

                                                                 _______________________________________